INTERIM SUB-ADVISORY AGREEMENT

     INTERIM SUB-ADVISORY AGREEMENT, dated as of December 11, 2003, between Wells Asset Management, Inc. (the "Adviser"), and Padco Advisors, Inc. d/b/a Rydex Global Advisors (the "Sub Adviser").

     WHEREAS, Access Portfolio Management, LLC (the "Manager") acts as an investment adviser to several series of Access Variable Insurance Trust, an Ohio business trust (the "Trust"), pursuant to a Management Agreement dated as of May 1, 2003 (the "Management Agreement");

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Manager has retained the Adviser pursuant to a Sub-Advisory Agreement dated as of May 1, 2003, to render investment advisory services to the Wells S&P REIT Index Portfolio (the "Portfolio"), a series of shares of beneficial interest of the Trust, and the Adviser is willing to render such services;


     WHEREAS, the Adviser retained the Sub-Adviser to render investment advisory services to the Portfolio, pursuant to a Sub-Advisory Agreement dated as of May 1, 2003, and said Sub-Advisory Agreement has automatically terminated as a result of a change of control of the Sub-Adviser; and

     WHEREAS, the Board of Trustees of the Trust has approved this Interim Agreement in order that the Sub-Adviser may continue to manage the Portfolio until a new Sub-Advisory Agreement can be approved by the Board of Trustees and the shareholders of the Portfolio;


     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1. Appointment as Sub-Adviser. The Adviser hereby appoints the Sub-Adviser as the discretionary portfolio manager of the Portfolio, on the terms and conditions set forth herein.

     2. Acceptance of Appointment; Standard of Performance. The Sub-Adviser accepts the appointment as the discretionary portfolio manager and agrees to make reasonable investment decisions for the Portfolio in accordance with the provisions of this agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Manager, Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

     3. Portfolio Management Services of Sub-Adviser. Subject to the general supervision of the Trust's Board of Trustees (the "Board"), the Manager, and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations of the Portfolio and the composition of the portfolio of securities and investments (including cash) belonging to the Portfolio, including the purchase, retention and disposition thereof, in accordance with the Portfolio's investment objective, policies and restrictions as stated in the Portfolio's then-current Prospectus and Statement of Additional Information (together, the "Prospectus") and subject to the following understandings:

     A. The Sub-Adviser shall furnish a continuous investment program for the Portfolio and determine from time to time what investments or securities will be purchased, retained or sold by the Portfolio and what portion of the assets belonging to the Portfolio will be invested or held uninvested as cash;

     B. The Sub-Adviser, in the performance of its duties and obligations under this Agreement for the Portfolio, shall act in conformity with the Trust's Declaration of Trust, its By-Laws and the Portfolio's Prospectus and with the reasonable instructions and directions of the Trust's Board of Trustees and the Sub-Adviser, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

     C. The Sub-Adviser shall determine the securities to be purchased or sold by the Portfolio and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, subject to Section 5 below;

     D. The Sub-Adviser shall render to the Sub-Adviser and the Trust's Board of Trustees such periodic and special reports as the Sub-Adviser or the Board may reasonably request;

     E. The Sub-Adviser shall provide the Trust's custodian on each business day with information about Portfolio securities transactions, and with such other information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian;

     F. The Sub-Adviser agrees to respond promptly to reasonable requests from the Adviser or the Portfolio's fund accountant for assistance in obtaining price sources for securities held by the Portfolio or determining a price when a price source is not available and to promptly notify the Portfolio's fund accountant if the Sub-Adviser becomes aware of facts or circumstances which indicate to the Sub-Adviser that the last available sale price does not reflect the current market value of a security;

     G. The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable federal and state regulations; and

     H. The Sub-Adviser shall maintain on behalf of the Portfolio the records listed in Schedule A hereto (as amended from time to time). At the Trust's reasonable request, the Sub-Adviser will consult with the Adviser with respect to any decision made by it with respect to the investments of the Portfolio.

     4. Investment Objectives, Policies And Restrictions. The Trust will provide the Sub-Adviser with the statement of investment objectives, policies and restrictions applicable to the Portfolio as contained in the Portfolio's registration statement under the Act and the Securities Act of 1933, and any instructions adopted by the Board of Trustees supplemental thereto. The Trust will provide the Sub-Adviser with such further information concerning the investment objectives, policies and restrictions applicable thereto as the Sub-Adviser may from time to time reasonably request. The Trust retains the right on (60) days prior written notice to the Sub-Adviser from the Trust or the Adviser, to modify any such objectives, policies or restrictions in any manner.

     5. Allocation Of Brokerage. The Sub-Adviser shall have the authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the Sub-Adviser and to select the markets on or in which the transactions will be executed.

     A. In doing so, the Sub-Adviser will give primary consideration to securing the best execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer. Consistent with this policy, the Sub-Adviser may select brokers or dealers who also provide brokerage and research services (as those terms are defined in Section 28 (e) of the Securities Exchange Act of 1934) to the other accounts over which it exercises investment discretion. It is understood that it is desirable for the Portfolio that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher commission to the Portfolio than may result when allocating brokerage to other brokers on the basis of seeking the lowest commission. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Portfolio with such certain brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice, provided that the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker and dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser's overall responsibilities with respect to the Portfolio and to the other accounts over which it exercises investment discretion. It is understood that although the information may be useful to the Trust and the Sub-Adviser, it is not possible to place a dollar value on such information. Consistent with the Conduct Rules of the National Association of Securities Dealers, Inc., and subject to seeking best execution, the Sub-Adviser may give consideration to sales of shares of the Portfolio as a factor in its selection of brokers and dealers to execute portfolio transactions of the Portfolio.

     On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

     For each fiscal quarter of the Trust, the Sub-Adviser shall prepare and render reports to the Adviser and the Trust's Board of Trustees of the total brokerage business placed and the manner in which the allocation has been accomplished. Such reports shall set forth at a minimum the information required to be maintained by Rule 31a-1(b) (9) under the Act.

     B.  The  Sub-Adviser   agrees  that  it  will  not  execute  any  portfolio
transactions for the Portfolio's account with a broker or dealer which is an "affiliated person" (as defined in the Act) of the Trust, the Manager, the Adviser, the Sub-Adviser or any portfolio manager of the Trust without the prior written approval of the Trust. The Trust agrees that it will provide the Sub-Adviser with a list of brokers and dealers which are "affiliated persons" of the Trust and the Manager, and the Adviser agrees that it will provide the Sub-Adviser with a list of brokers and dealers which are "affiliated persons" of the Adviser.

     6. Transaction Procedures. All transactions will be consummated by payment to or delivery by the Portfolio's custodian (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, as custodian for the Portfolio, of all cash and/or securities due to or from the Portfolio, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust all investment orders for the Portfolio placed by it with brokers and dealers. The Sub-Adviser shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. It shall be the responsibility of the Sub-Adviser to take appropriate action if the Custodian fails to confirm in writing proper execution of the instructions.

     7. Proxies. The Sub-Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested from time to time. Such proxies will be voted in a manner deemed by the Sub-Adviser, in good faith, to be in the best interests of the Portfolio. The Sub-Adviser shall deliver to the Trust a copy of the Sub-Adviser's proxy voting policy as effective from time to time.

     8. Reports to the Sub-Adviser. The Trust will provide the Sub-Adviser with such periodic reports concerning the status of the Portfolio as the Sub-Adviser may reasonably request.

     9. Fees For Services.


          A. For the services provided to the Portfolio, the Adviser (not the Portfolio) shall pay the Sub-Adviser a quarterly fee calculated as provided in paragraph (b) below. Pursuant to the provisions of the Advisory
     Agreement between the Manager and the Adviser, the Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of the Sub-Adviser's fees solely from the Adviser. The Sub-Adviser agrees to pay the compensation of any persons rendering any services to the Portfolio who are officers, directors or employees of the Sub-Adviser.

     B. The Sub-Adviser's fee (the "Fee") shall be determined as follows:


               (i) The Adviser shall calculate a total quarterly fee (the "Total Quarterly Fee") equal to an annualized rate of .20% of the value of the Aggregated Portfolio's average daily net assets up to $100,000,000, .15% of such assets from $100,000,000 to $500,000,000 and .10% of such assets in excess of $500,000,000. For the purposes of the preceding sentence, "Aggregated Portfolios" shall mean the value of the Portfolio plus the value of Wells S&P REIT Index Fund, a series of the Wells Family of Real Estate Funds that is also sub-advised by the Sub-Adviser (the "Wells Fund").

               (ii) The Adviser acknowledges that, pursuant to the terms of that certain Sub-Advisory Agreement by and between the Adviser and the Sub-Adviser dated May 1, 2001 related to the Wells Fund, the Adviser pays the Sub-Adviser a fee (the "Wells Fee") calculated in accordance with Section 9 thereof.

               (iii) The Sub-Adviser's Fee under this Agreement shall be equal to the Total Quarterly Fee minus the Wells Fee for the same period; provided, however, that the Fee shall not be less than $0.

     10. Other Investment Activities of the Sub-Adviser. The Trust acknowledges that the Sub-Adviser or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Sub-Adviser, its affiliates or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their respective accounts ("Affiliated Accounts"). Subject to the provisions of paragraph 2 hereof, the Trust agrees that the Sub-Adviser or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the timing or nature of action taken with respect to the Portfolio, provided that the Sub-Adviser acts in good faith, and provided further, that it is the Sub-Adviser's policy to allocate, within its reasonable discretion, investment opportunities to the Portfolio over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Portfolio and any specific investment restrictions applicable thereto. The Trust acknowledges that one or more of the Affiliated Accounts may at the time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Portfolio may have an interest from time to time, whether in transactions which involve the Portfolio or otherwise. The Sub-Adviser shall have no obligation to acquire for the Portfolio a position in any investment which any Affiliated Account may acquire, and the Trust shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Portfolio or otherwise.

     11. Certificate of Authority. The Trust, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions of their Board of Trustees or Board of Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Trust, the Portfolio, the Adviser and/or the Sub-Adviser.

         12. Indemnification.

     A. Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable to the Adviser for any error of judgment or mistake of law or for any loss suffered by the Portfolio, the Manager or the Adviser in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, or trustee of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Sub-Adviser's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser's control or direction, even though paid by the Sub-Adviser.

     B. The Adviser will indemnify the Sub-Adviser and its directors, officers, employees and agents ("Sub-Adviser Parties") against and hold the Sub-Adviser Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action, or suit which results from any claim, demand, action or suit which results from the Adviser Parties' (as such term is defined in paragraph "B" below) willful misfeasance, bad faith, gross negligence or reckless disregard of the Adviser's obligations and duties under this Agreement.


     C. The Sub-Adviser will indemnify the Adviser and each of its directors, trustees, officers, members, employees and agents ("Adviser Parties") against and hold the Adviser Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Sub-Adviser Parties' willful misfeasance, bad faith, gross negligence or reckless disregard of the Sub-Adviser's obligations and duties under this Agreement.

     D. The obligations of the parties under this paragraph shall survive the termination of this Agreement. Nothing in this paragraph 12 shall be construed in a manner inconsistent with Sections 17(h) and (i) of the Act.


     13. Confidentiality. Subject to the duty of the Sub-Adviser and the Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Portfolio and the actions of the Sub-Adviser in respect thereof.

     14. Assignment. No assignment of this Agreement shall be made by the Sub-Adviser, and this Agreement shall terminate automatically in the event of such assignment. The Sub-Adviser shall notify the Trust and the Adviser in writing sufficiently in advance of any proposed change of control, as defined in
Section 2 (a) (9) of the Act, as will enable the Trust and the Adviser to consider whether an assignment will occur, and to take the steps necessary to enter into a new contract with the Sub-Adviser.

     15. Representations, Warranties And Agreements of the Trust. The Trust represents, warrants and agrees that:


     A. The Sub-Adviser has been duly appointed by the Board of Trustees of the Trust to provide investment services to the Portfolio as contemplated hereby.


     B. The Trust will deliver to the Sub-Adviser a true and complete copy of its then current prospectus and statement of additional information as effective from time to time and such other documents or instruments governing the investments of the Portfolio and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.

     C. The Trust is currently in compliance and shall at all times comply with the requirements imposed upon the Trust by applicable laws and regulations.

     16. Representations, Warranties and Agreements of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that:

     A. The Sub-Adviser is registered as an "investment adviser" under the Investment Advisers Act of 1940.

     B. The Sub-Adviser will maintain, keep current and preserve on behalf of the Trust, in the manner and for the time periods required or permitted by the Act, the records identified in Schedule A. The Sub-Adviser agrees that such records are the property of the Trust, and will be surrendered to the Trust promptly upon request.

     C. The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of the Portfolio as the Adviser or the Trust may from time to time require to ensure compliance with the Act, the Internal Revenue Code of 1986 and applicable state securities laws.

     D. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Trust with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, the President or a Vice President of the Sub-Adviser shall certify to the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Trust, the Sub-Adviser shall submit to the Trust the reports required to be made to the Sub-Adviser by Rule 17j-1 (c) (1).

     E. The Sub-Adviser will immediately notify the Trust and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

     17. Amendment. This Agreement may be amended at any time, but only by written agreement between the Sub-Adviser, the Adviser and the Trust, which amendment, other than amendments to Schedule A, is subject to the approval of the Board of Trustees and the shareholders of the Portfolio in the manner required by the Act and the rules thereunder, subject to any applicable exemptive order of the Securities and Exchange Commission modifying the provisions of the Act with respect to approval of amendments to this Agreement.


     18. Effective Date; Term. The term of this Agreement shall begin as of the date of this Agreement, and this Agreement shall continue in full force and effect until the earlier of (i) 150 days from the date of this Agreement or (ii) until a new Sub-Advisory Agreement between the Adviser and the Sub-Adviser is approved by the vote of a majority of the Trustees who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, by a vote of the Board of Trustees and by a vote of a majority of the outstanding voting securities of the Portfolio.

     19. Termination. This Agreement may be terminated by any party hereto, without the payment of any penalty, immediately upon written notice to the other in the event of a breach of any provision thereof by the party so notified, or otherwise upon sixty (60) days' written notice to the other, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the other. In the event that in connection with the termination of this Agreement, a successor to any of Sub-Adviser's duties or responsibilities under this Agreement is designated by written notice to Sub-Adviser, Sub-Adviser shall promptly transfer all records maintained by Sub-Adviser under this
Agreement and shall cooperate in the transfer of such duties and responsibilities, including providing for assistance from Sub-Adviser's cognizant personnel in the establishment of books, records and other data by such successor.

     20. Shareholder Liability. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Portfolio. The Sub-Adviser agrees that it shall not seek satisfaction of any such obligations from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

     21. Use of Names. The Sub-Adviser acknowledges that all rights to the name "Access" belong to the Manager, and that the Trust is being granted a limited license to use such words in its Portfolio name or in any class name. The Sub-Adviser further acknowledges that all rights to the name "Wells" belong to the Adviser, and that the Trust is being granted a limited license to use such words in its Portfolio name or in any class name.

     22. Definitions. As used in paragraphs 14 and 18 of this Agreement, the terms "assignment," interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

     23. Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Georgia. The parties agree that any appropriate state court located in Fulton County, Georgia or any Federal Court located in Atlanta, Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be in a proper forum in which to adjudicate such case or controversy. The parties hereto consent to the jurisdiction of such courts.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

WELLS ASSET MANAGEMENT, INC.                                   PADCO ADVISORS, INC.
                                                                d/b/a RYDEX GLOBAL ADVISORS


By:        /s/                                                    By:   /s/
     ---------------------------------------


Name:  Leo Wells                                               Name:  Carl Verboncoeur

Title:  President                                              Title:  President

Acknowledged As To Sections 5(b), 8, 10, 11, 15 and 21:

ACCESS VARIABLE INSURANCE TRUST

By: -----/s/-----------------------------------

Name: Micheal V. Williams

Title: President


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                                   SCHEDULE A

                   RECORDS TO BE MAINTAINED BY THE SUB-ADVISER

         1. Rule 31a-1(b)(5) and (6). A record of each brokerage order, and all other portfolio purchases or sales, given by the Sub-Adviser on behalf of the Portfolio for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

                  A. The name of the broker;

                  B. The terms and conditions of the order and of any
                     modification or cancellation thereof;

                  C. The time of entry or cancellation;

                  D. The price at which executed;

                  E. The time of receipt of a report of execution; and

                  F. The name of the person who placed the order on behalf of the Portfolio.

         2. Rule 31a-1(b)(9). A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders.
Such record:

                  A. Shall include the consideration given to:

                           (i) The sale of shares of the Portfolio by brokers or
                               dealers.

                           (ii) The supplying of services or benefits by brokers
                                or dealers to:

                                    (a) The Trust;

                                    (b) the Manager;

                                    (c) the Adviser;

                                    (d) the Sub-Adviser;

                                    (e) any other portfolio adviser of the
                                        Trust; and

                                    (f) any person affiliated with the foregoing
                                        persons.

                           (iii) Any other consideration other than the
                                 technical qualifications of the brokers
                                 and dealers as such.

                  B. Shall show the nature of the services or benefits made
                     available.
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                  C. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

                  D. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

         3. Other Records. Such other accounts, books and other documents as are required to be maintained by registered investment companies by Rule 31a-1 under the Act or by registered investment advisers by rules adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Sub-Adviser's transactions with respect to the Portfolio. The Sub-Adviser shall maintain records regarding proxy voting on behalf of the Portfolio in order that the Portfolio may complete the annual Form
N-PX filing.

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